Exhibit 99.1

FOR:              AMREP Corporation
                  300 Alexander Park, Suite 204
                  Princeton, NJ  08540

CONTACT:          Peter M. Pizza
                  Vice President and
                  Chief Financial Officer
                  (609) 716-8210

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

               AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS
               --------------------------------------------------

Princeton, New Jersey, March 19, 2007 - AMREP Corporation (NYSE:AXR) today reported net income of $6,930,000, or $1.04 per share, for its fiscal 2007 third quarter ended January 31, 2007, compared to net income of $5,241,000, or $0.79 per share, in the third quarter of the prior fiscal year. For the first nine months of fiscal 2007, net income was $38,796,000, or $5.84 per share, compared to net income of $15,661,000, or $2.36 per share, in the same period last year.

Results for the third quarter and first nine months of 2007 were entirely from continuing operations, whereas the prior year's results included a net gain from discontinued operations of $3,556,000, or $0.53 per share, for the nine month period. Revenues were $42,189,000 and $156,513,000 in this year's third quarter and first nine months versus $35,589,000 and $100,450,000 in the same periods last year.

Revenues from land sales at the Company's AMREP Southwest subsidiary increased from $12,621,000 in the third quarter of fiscal 2006 to $16,563,000 in fiscal 2007's third quarter. For the nine months ended January 31, land sale revenues increased from $31,680,000 last year to $80,760,000 this year. The revenue growth in both the three and nine month periods of 2007 was due to higher average selling prices of residential lots, resulting in part from the mix of lots sold, more commercial land sales and, for the nine month period, a greater number of residential lots sold in fiscal 2007 than in 2006. The average gross profit percentage on land sales rose from 48% and 47% in the third quarter and first nine months of 2006 to 59% and 68% for the same periods of 2007, reflecting the higher average selling prices in the first nine months of fiscal 2007 and the mix of residential lots sold in each of the periods. As a result of these factors, the pretax income contribution from AMREP Southwest increased from $4,906,000 and $11,960,000 in the three and nine month periods ended January 31, 2006 to $9,424,000 and $56,469,000 in the same periods this year. Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.




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Revenues from the Company's  Kable Media  Services  operations,  including  both
Newsstand  Distribution  Services  and  Fulfillment  Services,   increased  from
$22,449,000 in the third quarter of 2006 to $24,349,000 in the same quarter this year. For the nine months ended January 31, these revenues rose from $67,299,000 last year to $68,332,000 this year. Newsstand Distribution Services revenues increased $473,000 and $1,123,000 for the three and nine month periods ended January 31, 2007 compared to the same periods last year due to new business and interest income on invested cash balances. Revenues from the Fulfillment Services business increased by $1,427,000 for the third quarter ending January 31, 2007 compared to the same quarter last year as a result of Kable's acquisition in January 2007 of Palm Coast Data Holdco., Inc. ("Palm Coast") whose revenues are included in the consolidated financial statements for a 15 day period. For the nine month period ending January 31, Fulfillment Services revenues decreased $90,000 in 2007 compared to 2006 as the additional revenues for 15 days associated with the Palm Coast acquisition were offset by the effect this year of previously reported customer losses that occurred in earlier periods. Kable's operating and general and administrative expenses increased by $1,854,000 for the third quarter of 2007 and $870,000 for the first nine months of 2007 compared to the same periods of the prior year as a result of the addition of operating expenses related to Palm Coast and costs associated with the growth of the Newsstand Distribution Services business. As a result of these and other factors, the pretax income contribution from Kable was $1,210,000 and $4,380,000 in the three and nine month periods ended January 31, 2007 versus $1,351,000 and $4,369,000 in the same periods last year.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

                                      *****

                            (Financial Data Follows)





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                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights

                                   (Unaudited)

                                                Three Months Ended January 31,
                                                ------------------------------
                                                    2007               2006
                                                    ----               ----
Revenues                                     $   42,189,000      $   35,589,000

Net income                                   $    6,930,000      $    5,241,000
                                             ---------------     ---------------

Earnings per share - Basic and  Diluted      $         1.04      $         0.79
                                             ---------------     ---------------
Weighted average number of common shares
outstanding                                       6,653,000           6,635,000
                                             ---------------     ---------------

                                                 Nine Months Ended January 31,
                                                 -----------------------------
                                                    2007               2006
                                                    ----               ----
Revenues                                     $   156,513,000     $  100,450,000

Net income:
   Continuing operations                     $    38,796,000     $   12,105,000
   Discontinued operations                               -            3,556,000
                                             ---------------     ---------------
                                             $    38,796,000     $   15,661,000

Earnings per share - Basic and  Diluted:
    Continuing operations                    $          5.84     $         1.83
    Discontinued operations                             -                  0.53
                                             ---------------     ---------------
                                             $          5.84     $         2.36
                                             ---------------     ---------------
Weighted average number of common shares
outstanding                                        6,648,000          6,631,000
                                             ---------------     ---------------